EXHIBIT 10.21

DONEGAL MUTUAL INSURANCE COMPANY
DONEGAL GROUP INC.
LONG-TERM EXECUTIVE INCENTIVE PLAN

Purpose

The Long-Term Executive Incentive Plan (this “Plan”) provides for the payment of performance-based bonuses to Plan participants based upon the Donegal Insurance Group’s achievement of profitable performance over a three-year period. The key performance measure for this Plan is the adjusted statutory combined ratio, as defined in this Plan.

The Compensation Committee of the Boards of Directors of Donegal Mutual Insurance Company and Donegal Group Inc. (the “Committee”) shall have the sole and absolute discretion to interpret and apply the terms of this Plan, including, but not limited to, the determination of the achievement of the performance objective of Appendix 1.

Scope

The calculation of the adjusted statutory combined ratio will be based on the combined statutory financial results for the 2026, 2027 and 2028 calendar years for the Donegal Insurance Group, which includes the following legal entities for the purposes of this Plan:

Donegal Mutual Insurance Company
Atlantic States Insurance Company
Michigan Insurance Company
Mountain States Commercial Insurance Company
Mountain States Indemnity Company
Peninsula Indemnity Company
Peninsula Insurance Company
Southern Insurance Company of Virginia
Southern Mutual Insurance Company

Performance Measures

Adjusted Statutory Combined Ratio –statutory combined ratio based on three-year financial results excluding any catastrophe adjustment(s), all executive incentive plan bonus payments and/or accruals and a stock option expense adjustment (see definitions below).

Bonus Formula

Each participant in this Plan shall be eligible to receive a bonus by multiplying the participant’s 2028 base salary, as defined in this Plan, by the bonus percentage shown in Appendix 1 that correlates to the average statutory combined ratio over the three-year period.

The calculation methodology is illustrated below:

•	Average Statutory Combined Ratio of 97.0% = 40% x 2028 Base Salary = Performance Bonus

Key Definitions

Base Salary – total wages as reported on a participant’s W-2 for 2028, excluding any taxable fringe benefits, short or long-term disability pay, gains from exercise of stock options, equity incentive compensation and prior-year bonus.

Statutory Combined Ratio – sum of the net loss and loss expense ratio (net losses and loss expenses incurred divided by net premiums earned), the expense ratio (underwriting expenses less installment fee income divided by net premiums written) and the dividend ratio (policyholder dividends incurred divided by net premiums earned).

Catastrophe Adjustment – an adjustment will be provided to the statutory combined ratio for the purpose of this Plan to limit the net effect of the single largest catastrophe event per year to $15 million. For purposes of this provision, a catastrophe event is defined as an event to which the Property Claims Services unit of Verisk Analytics, Inc. assigns a catastrophe number and for which the net effect to the Donegal Insurance Group exceeds $15 million when aggregating losses incurred, LAE incurred and reinstatement premiums payable to reinsurers.

Equity Incentive Compensation Expense Adjustment – an adjustment will be provided to statutory combined ratio for the purpose of this Plan to remove the effect of equity incentive compensation expense included in the statutory financial statements.

Additional Provisions

1.
Participants must be employed by Donegal Mutual Insurance Company on or before January 1, 2026 to be eligible to participate in this Plan. Participants must be employed by the Donegal Mutual Insurance Company on December 31, 2028 in order to receive a bonus payment under this Plan.

2.
A 25% reduction in the bonus payable under this Plan will occur if the employees and managers of Donegal Mutual Insurance Company fail to qualify for bonuses under their respective annual incentive plans in any calendar year included in the three-year period covered by this Plan.

3.	Any bonuses earned under this Plan shall be paid prior to March 15, 2029.

4.	Approved participants in this Plan are listed in Appendix 1. Any changes to the participants in this Plan must be approved by the Committee.

5.
This plan expires on December 31, 2028.  The incentive payment will be a one-time payment based on the three-year average statutory combined ratio. Upon the expiration of this Plan, the Committee will be responsible for determining whether to implement a new long-term executive incentive plan.

6.	Payment of bonuses under this Plan may be capped by the Committee in their sole discretion.

Appendix 1

LONG-TERM EXECUTIVE INCENTIVE PLAN
Calendar Years 2026, 2027 and 2028

ADJUSTED COMBINED RATIO	INCENTIVE

Over 100%	None

99.0 – 99.99%	15%

98.0 – 98.99%	25%

97.0 – 97.99%	40%

96.0 – 96.99%	50%

95.0 – 95.99%	60%

94.0 – 94.99%	70%

UNDER 94.0%	85%

The participants eligible for the 2026-2028 Long-Term Executive Incentive Plan are as follows:

➢	Kevin G. Burke
➢	W. Daniel DeLamater
➢	Jeffery T. Hay
➢	Jeffrey D. Miller
➢	Sanjay Pandey
➢	Kristi S. Altshuler
➢	David B. Bawel
➢	Noland R. Deas, Jr.
➢	William A. Folmar
➢	Rick J. Hecker
➢	Christina M. Hoffman
➢	David W. Sponic
➢	V. Anthony Viozzi